                                                           Exhibit 11
                                                           ----------
                             CONRAIL INC.
                             -----------
                EARNINGS (LOSS) PER SHARE COMPUTATIONS
                --------------------------------------
                   ($ In Millions Except Per Share)


                                                       Quarters ended
                                                          March 31,
                                                     ------------------
                                                      1995         1994
                                                      ----         ----
  Net income (loss)
  -----------------
    Primary
      Net income (loss)                               $ 55         $(32)
      Dividends declared on Series A
       ESOP convertible junior preferred
       stock (ESOP Stock), net of
       tax benefits                                     (3)          (3)
                                                      ----         ----
                                                      $ 52         $(35)
                                                      ====         ====
    Fully diluted
      Income (loss)                                     55          (32)
      Dividends declared on ESOP Stock,
       net of tax benefits                                           (3)
      Nondiscretionary adjustment (1)                   (1)
                                                      ----         ----
                                                      $ 54         $(35)
                                                      ====         ====

  Weighted average number of shares
  ---------------------------------
    Primary
      Weighted average number of
       common shares outstanding                78,598,669   79,628,510
      Effect of shares issuable under
       employee stock compensation plans (2)       496,599        -
                                                ----------   ----------
                                                79,095,268   79,628,510
                                                ==========   ==========
    Fully diluted
      Weighted average number of
       common shares outstanding                78,598,669   79,628,510
      Series A ESOP convertible
       junior preferred (3)                      9,821,354        -
      Effect of shares issuable under
       employee stock compensation plans (2)       545,607        -
                                                ----------   ----------
                                                88,965,630   79,628,510
                                                ==========   ==========
  Net income (loss) per common share
    Primary                                          $ .66        $(.45)
    Fully diluted                                      .61         (.45)


                                                           Exhibit 11
                                                           ----------

                             CONRAIL INC.
                             ------------
                EARNINGS (LOSS) PER SHARE COMPUTATIONS
                --------------------------------------




    Notes:  1.  Represents the increase, net of income tax benefits, in ESOP-related expenses assuming conversion of all ESOP Stock to common stock.

            2. The effects of shares issuable under employee stock compensation plans were antidilutive for the first quarter of 1994 and were excluded from the per share calculations.

            3.  The effects of the assumed conversion of Series A
                ESOP convertible junior preferred stock were antidilutive for the first quarter of 1994 and were excluded from the per share calculation.

















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